Exhibit 10.2

NATIONAL MENTOR HOLDINGS, INC.

Amended and Restated Employment Agreement

with

Gregory Torres

FIRST AMENDMENT

THIS FIRST AMDENDMENT is entered into as of the 31st day of December 2008 between National Mentor Holdings, Inc. (the “Company”) and Gregory Torres (the “Employee”).

Recitals

(i)                                     The parties entered into an amended and restated employment agreement dated June 29, 2006 (the “Agreement”);

(ii)                                  Section 12 of the Agreement reserves to the parties the right to modify or amend the Agreement by written instrument signed by both the Company and the Employee; and

(iii)                               The Company and the Employee desire to amend the Agreement to conform to the requirements of Internal Revenue Code § 409A.

Amendment

The Agreement is amended as follows:

1.                                       Section 4 is amended to provide as follows:

4.                                       Expenses. Employee is authorized to incur reasonable expenses (including, without limitation, reasonable expenditures for supplies, office and administrative expenses, travel, lodging, food and related expenses) while performing the services for which he is retained under this Agreement. The Company shall reimburse the Employee for such expenses upon presentation by the Employee from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures. All expense reimbursements and in kind benefits provided under this Section 4 or elsewhere in this Agreement will be made or provided in accordance with the requirements of Internal Revenue Code (the “Code”) § 409A, including, where applicable, the requirement that:

(i)                                     The amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year;

(ii)                                  The reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and

(iii)                               The right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

2.                                       The following Section 18 is added immediately following Section 17:

18.                                 Compliance with Code § 409A.

a.                                       This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A, and in a manner consistent with Treas. Reg. § 1.409A-1 et. seq. To the extent any payments or benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Code § 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1 et seq., and (iii) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

b.                                      When used in this Agreement, the terms “termination of employment,” “terminate employment,” and words of similar import mean and refer to “separation from service” within the meaning of Code § 409A(a)(2)(A)(i) and Treas. Reg. § 1.409A-1(h).

c.                                       If any amount is to be paid to the Employee as a result of the Employee’s termination of employment at a time when the Employee is “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)), then, only to the extent necessary to avoid the imposition of excise taxes or other penalties under Code § 409A, payments to the Employee scheduled to be paid to during the first six (6) month period following the date of a termination of employment will not be paid until the date which is the first business day after six months have elapsed following the Employee’s termination of employment. If the Employee dies during the delay period set forth in this Section 18.c, the Employee’s entire benefit will be paid to his beneficiary, in cash, in a single lump sum, within sixty (60) days of death.

3.                                       This amendment is effective as of December 31, 2008.

[Signature page follows]

EXECUTED this 31st day of December 2008.

NATIONAL MENTOR HOLDINGS,
INC. (the Employer)

By:	/s/ Edward Murphy
Edward Murphy, Chief
Executive Officer

GREGORY TORRES (the Employee)

/s/ Gregory Torres